EXHIBIT 4.1
AMENDMENT NO. 3 TO
GREEN BALLAST, INC.
8% SENIOR SECURED CONVERTIBLE NOTE

THIS AMENDMENT NO. 3, dated as of January 31, 2012 (the “Amendment”), to the 8% Senior Secured Convertible Note, dated as of April 15, 2011, as amended from time to time (the “Gemini Note”), by Green Ballast, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company issued the Gemini Note to Gemini Master Fund, Ltd., a Cayman Islands corporation (the “Holder”) on April 15, 2011; and

WHEREAS, the Company and the Holder desire to enter into this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Company and the Holder agree as follows:

1.  Section 7(a)(vi) of the Gemini Note is hereby amended by deleting Section 7(a)(vi) in its entirety and replacing it with the following:

vi.           if at any time after March 1, 2012, the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five (5) Trading Days, or the Company fails to use its best efforts to cause the Common Stock to be listed or quoted on a Trading Market after March 1, 2012; provided however, that in the event the Company (i) files an S-1 to register for resale the Holder’s Common Stock (including the Conversion Shares issuable upon conversion thereof) and (ii) reasonably diligently responds to comments from the Commission or otherwise uses its best efforts to seek effectiveness of the S-1, the Company shall not be deemed to be in default or breach of this Note if the Commission fails to declare the S-1 effective by February 1, 2012, thereby causing to delay or prevent the Common Stock from becoming eligible for listing or quotation for trading on a Trading Market;

2. Except to the extent amended hereby, the Gemini Note shall remain in full force and effect.

3. All capitalized terms used herein, and not otherwise defined herein, have the respective meanings given to such terms in the Gemini Note.

4. This Amendment may be executed in any number of counterparts, each of which shall constitute an original document.  Electronic signatures, whether by fax, e-mail, or other electronic means, shall be treated as original signatures.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed the day and year first set forth above.

COMPANY:

GREEN BALLAST, INC.

By:	/s/ Kevin Adams
Name:	Kevin Adams
Title:	Chief Executive Officer

HOLDER:

GEMINI MASTER FUND, LTD. By: GEMINI STRATEGIES, LLC, an investment manager

By:	/s/ Steven Winters
Name:	Steven Winters
Title:	Managing Member